UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 14, 2022

Booking Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-36691	06-1528493
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Connecticut Avenue	Norwalk	Connecticut	06854
(Address of principal office)			(zip code)

Registrant's telephone number, including area code: (203) 299-8000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12  under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c)  under the Exchange Act (17 CFR 240.13e-4(c))
Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol	Name of Each Exchange on which Registered:
Common Stock par value $0.008 per share	BKNG	The NASDAQ Global Select Market
2.375% Senior Notes Due 2024	BKNG 24	The NASDAQ Stock Market LLC
0.100% Senior Notes Due 2025	BKNG 25	The NASDAQ Stock Market LLC
4.00% Senior Notes Due 2026	BKNG 26	The NASDAQ Stock Market LLC
1.800% Senior Notes Due 2027	BKNG 27	The NASDAQ Stock Market LLC
0.500% Senior Notes Due 2028	BKNG 28	The NASDAQ Stock Market LLC
4.250% Senior Notes Due 2029	BKNG 29	The NASDAQ Stock Market LLC
4.500% Senior Notes Due 2031	BKNG 31	The NASDAQ Stock Market LLC
4.750% Senior Notes Due 2034	BKNG 34	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.            Entry into a Material Definitive Agreement.

On December 14, 2022, Booking.com Real Estate Amsterdam B.V. (“Booking RE”), as seller, and Booking.com Holding B.V. (“Booking Holding BV”), as guarantor, both wholly-owned subsidiaries of Booking Holdings Inc. (the “Company”), entered into a purchase and sale agreement (the “Purchase and Sale Agreement”) with D-IE WIIS Oosterdok Coöperatief U.A. (the “Purchaser”), a subsidiary of Deka Immobilien Investment GmbH (“Deka Immobilien”), pursuant to which Booking RE agreed to sell certain real estate comprising the future corporate headquarters of Booking.com located in Amsterdam, the Netherlands (the “Booking.com Campus”) to the Purchaser for an aggregate purchase price of approximately EUR 566.3 million (the “Sale and Leaseback Transaction”), subject to the terms and conditions contained in the Purchase and Sale Agreement. The closing of the Sale and Leaseback transaction occurred concurrently with the parties’ execution of the Purchase and Sale Agreement.

This description of the Purchase and Sale Agreement is qualified in its entirety by reference to the Purchase and Sale Agreement, which is attached as Exhibit 10.1 and is incorporated by reference.

Item 8.01    Other Events.

Concurrently with the closing of the Sale and Leaseback Transaction, Booking.com BV (“Booking BV”), as tenant, and Booking Holding BV, as guarantor, entered into a lease agreement (the “Lease”) with the Purchaser, pursuant to which Booking BV leased the Booking.com Campus back from the Purchaser for an initial term of 16.5 years, with up to five renewal options of five years each. The total annual base rent under the Lease is initially EUR 24.3 million per year and will increase annually by the consumer price index, subject to a ceiling of 5% (provided that for purposes of the first rent increase during the lease term, indexation in excess of 5% per annum will be applied on a 50% basis to the annual rent amount). Booking BV will also be responsible for payment of certain operating expenses, usage property taxes, and certain insurances for the Booking.com Campus. In the event Deka Immobilien intends to sell the Booking.com Campus and receives a bona fide purchase offer for the Booking.com Campus from a third party purchaser, Booking BV has a right of first refusal to repurchase the Booking.com Campus on the same terms as proposed in such bona fide purchase offer.

Item 9.01.           Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Description
10.1	Agreement for the Sale and Purchase of the Booking Campus in Amsterdam, the Netherlands, dated as of December 14, 2022, by and among Booking.com Real Estate Amsterdam B.V., as the Seller, D-IE WIIS Oosterdok Coöperatief U.A., as the Purchaser, and Booking.com Holding B.V., as the Guarantor.

104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOKING HOLDINGS INC.

By:	/s/ David I. Goulden
	Name:	David I. Goulden
	Title:	Executive Vice President and Chief Financial Officer

Date:  December 19, 2022